NEWS RELEASE

Contact: Alliance Data
Ed Heffernan
Analysts/Investors
972.348.5191
Ed.Heffernan@alliancedata.com

Shelley Whiddon – Media
972.348.4310
Shelley.Whiddon@alliancedata.com

Century 21
Angela Salehi
604-742-4254 / 416-798-3464
E-mail: asalehi@hoggan.com

ALLIANCE DATA’S CANADIAN LOYALTY BUSINESS SIGNS
MUTLI-YEAR RENEWAL WITH REAL ESTATE INDUSTRY LEADER CENTURY 21 CANADA

Agreement Extends Long-Standing Relationship with Globally Recognized Brand Name in Consumer Real
Estate Industry

DALLAS, Texas (Feb. 7, 2008) — Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced that CENTURY 21 Canada has signed a multi-year renewal agreement as a national sponsor in Alliance Data’s Canadian AIR MILES® Reward Program. A top-15 AIR MILES sponsor, CENTURY 21 Canada is part of the world’s largest residential real estate sales organization. CENTURY 21 Canada has been a national AIR MILES Reward Program sponsor since 1992 and is regarded as one of the most recognized brand names in the consumer real estate industry.

The AIR MILES Reward Program is Canada’s premier coalition loyalty program, with approximately two-thirds of Canadian households actively collecting reward miles. AIR MILES collectors earn reward miles at more than 100 leading brand-name sponsors representing thousands of retail and service locations across Canada. AIR MILES reward miles can be redeemed for more than 800 different rewards, such as travel, movie passes, entertainment attractions, electronic merchandise and more.

“The AIR MILES Reward Program has been — and will continue to be — an important contribution to a list of exclusive benefits that CENTURY 21 Canada brings to its to franchisees and to the Canadians who rely on the counsel and services of our real estate professionals,” said Don Lawby, president and chief operating officer of CENTURY 21 Canada.

“This contract renewal with CENTURY 21 illustrates our commitment to building long-standing strategic relationships with partners by demonstrating the recognized value of the AIR MILES Reward Program to both sponsors and participating consumers,” said Bryan Pearson, president, Alliance Data Loyalty Services. “CENTURY 21 is a highly recognized brand and industry leader that has been part of the AIR MILES Reward Program for more than 15 years, and we’re pleased with their decision to continue our successful partnership.”

About Alliance Data
Alliance Data (NYSE: ADS) is a leading provider of marketing, loyalty and transaction services, managing over 120 million consumer relationships for some of North America’s most recognizable companies. Using transaction-rich data, Alliance Data creates and manages customized solutions that change consumer behavior and that enable its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs over 9,000 associates at more than 60 locations worldwide. Alliance Data’s brands include AIR MILES®, North America’s premier coalition loyalty program, and Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services. For more information about the company, visit its website, www.AllianceData.com.

About Century 21
Century 21 Canada Limited Partnership is a real estate franchisor with exclusive rights to the CENTURY 21 brand in Canada and is part of the world’s largest residential real estate sales organization. CENTURY 21 Canada provides comprehensive training, management, administrative and marketing support for the CENTURY 21 System, which is comprised of more than 8,400 independently owned and operated franchised broker offices in 58 countries and territories, with more than 142,000 sales representatives worldwide. CENTURY 21 Canada is the only organization to offer customers AIR MILES(R) reward miles on real estate transactions.

Alliance Data’s Safe Harbor Statement/Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this news release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to and any developments related to the proposed merger, including the risk that conditions to closing, including the condition relating to OCC approval, may not be satisfied and that the proposed merger may not be consummated, as well as risks and uncertainties arising from actions that the respective parties to the merger agreement may take in response to the developments discussed in this release or the filing or outcome of the litigation commenced by the Company against the Blackstone entities. The Company cannot provide any assurance that the conditions to closing the transactions will be satisfied or that the proposed merger will be completed. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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